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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                           (Amendment No.    1    )*
                                         ---------


                           Illuminet Holdings, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   452334105
                      -----------------------------------
                                (CUSIP Number)


                               December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:

       [_]  Rule 13d-1(b)
       [_]  Rule 13d-1(c)
       [X]  Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 11 Pages

----------------------                                      --------------------
 CUSIP NO.  452334105                    13G                 Page 2 OF 11 PAGES
----------------------                                      --------------------


Item 1(a).  Name of Issuer:  Illuminet Holdings, Inc.(the "Issuer").
            --------------

Item 1(b).  Address of Issuer's Principal Executive Offices:  4501 Intelco Loop,
            ------------------------------------------------
            S.E., Lacey, WA 98503

Item 2(a). Names of Persons Filing: Spectrum Equity Investors, L.P. ("SEI LP"), and Spectrum Equity Associates, L.P. ("SEA LP"), which is the sole general partner of SEI LP; Spectrum Equity Investors II, L.P. ("SEI II LP"), and Spectrum Equity Associates II, L.P.("SEA II LP"), which is the sole general partner of SEI II LP, and Messrs. Brion B. Applegate and William P. Collatos, (the "General Partners"), each of whom is a general partner of SEA LP and Messrs. Brion B. Applegate, William P. Collatos, and Kevin J. Maroni, (the "General Partners II"), each of whom is a general partner of SEA II LP. The persons named in this paragraph are sometimes referred to herein individually as a "Reporting Person" and collectively as the "Reporting Persons".

Item 2(b). Address of Principal Business Office or, if None, Residence: The principal business office of the SEI LP, SEA LP, SEI II LP, and SEA II LP and William P. Collatos and Kevin J. Maroni is One International Place, 29th Floor, Boston, Massachusetts, 02110. The principal business office of Brion B. Applegate is 333 Middlefield Road, Suite 200, Menlo Park, California, 94025.

Item 2(c). Citizenship: Each of SEI LP, SEI II LP, SEA LP, and SEA II LP which are limited partnerships formed under the laws of the State of Delaware. Each of the General Partners is a United States citizen.

Item 2(d).  Title of Class of Securities: Common Stock, $.01 par value per
            ----------------------------
            share.

Item 2(e).  CUSIP Number:  452334105
            ------------

Item 3.     If this statement if filed pursuant to Rules 13d-1(b), or 13d-2(b),
            ------------------------------------------------------------------
            check whether the person filing is a:
            ------------------------------------

           (a) [ ] Broker or Dealer registered under Section 15 of the Securities Exchange Act of 1934 (the "Act").

           (b) [  ]  Bank as defined in Section 3(a)(6) of the Act.

           (c) [  ]  Insurance Company as defined in Section 3(a)(19) of the
                     Act.

           (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940.

           (e) [ ] Investment Advisor registered under Section 203 of the Investment Advisers Act of 1940.

           (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(f) of the Act.

           (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) of the Act.

           (h) [  ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of the
                     Act.

                              Page 2 of 11 Pages

----------------------                                      --------------------
 CUSIP NO.  452334105                    13G                 Page 3 OF 11 PAGES
----------------------                                      --------------------


           Not Applicable.

Item 4.    Ownership.
           ---------

           Not Applicable

Item 5.    Ownership of Five Percent or Less of a Class.
           --------------------------------------------

           [ x ].

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.
           ---------------------------------------------------------------

           Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

           Not Applicable.

Item 8.    Identification and Classification of Members of the Group.
           ---------------------------------------------------------

           Not Applicable.

Item 9.    Notice of Dissolution of Group.
           ------------------------------

           Not Applicable.

Item 10.   Certification.
           -------------

           Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).

                              Page 3 of 11 Pages

----------------------                                      --------------------
 CUSIP NO.  452334105                    13G                 Page 4 OF 11 PAGES
----------------------                                      --------------------


                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:     February 14, 2001


                                        SPECTRUM EQUITY INVESTORS, L.P.

                                        By:  Spectrum Equity Associates, L.P.
                                             Its Sole General Partner

                                            By: /s/ William P. Collatos
                                                --------------------------
                                                General Partner


                              Page 4 of 11 Pages

----------------------                                      --------------------
 CUSIP NO.  452334105                    13G                 Page 5 OF 11 PAGES
----------------------                                      --------------------



                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:     February 14, 2001


                                           SPECTRUM EQUITY ASSOCIATES, L.P.


                                             By: /s/ William P. Collatos
                                                --------------------------
                                                General Partner
                              Page 5 of 11 Pages

----------------------                                      --------------------
 CUSIP NO.  452334105                    13G                 Page 6 OF 11 PAGES
----------------------                                      --------------------



                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:     February 14, 2001


                                        SPECTRUM EQUITY INVESTORS II, L.P.

                                        By:  Spectrum Equity Associates II, L.P.
                                             Its Sole General Partner

                                             By: /s/ William P. Collatos
                                                --------------------------
                                                General Partner

                              Page 6 of 11 Pages

----------------------                                      --------------------
 CUSIP NO.  452334105                    13G                 Page 7 OF 11 PAGES
----------------------                                      --------------------



                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:     February 14, 2001


                                             SPECTRUM EQUITY ASSOCIATES II, L.P.

                                             By: /s/ William P. Collatos
                                                --------------------------
                                                General Partner
                              Page 7 of 11 Pages

----------------------                                      --------------------
 CUSIP NO.  452334105                    13G                 Page 8 OF 11 PAGES
----------------------                                      --------------------




                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:     February 14, 2001


                                            /s/ Brion B. Applegate
                                           --------------------------------
                                           Brion B. Applegate


                              Page 8 of 11 Pages

----------------------                                      --------------------
 CUSIP NO.  452334105                    13G                 Page 9 OF 11 PAGES
----------------------                                      --------------------




                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:     February 14, 2001



                                            /s/ William P. Collatos
                                           --------------------------------
                                           William P. Collatos


                              Page 9 of 11 Pages

----------------------                                      --------------------
 CUSIP NO.  452334105                    13G                 Page 10 OF 11 PAGES
----------------------                                      --------------------




                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:     February 14, 2001



                                            /s/ Kevin J. Maroni
                                           --------------------------------
                                           Kevin J. Maroni


                              Page 10 of 11 Pages

----------------------                                      --------------------
 CUSIP NO.  452334105                    13G                 Page 11 OF 11 PAGES
----------------------                                      --------------------


Exhibit 1
---------


                                   AGREEMENT
                                   ---------

  Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the beneficial ownership by each of the undersigned of shares of stock of Illuminet, Inc.

Executed this 14th day of February 2001.

                                           SPECTRUM EQUITY INVESTORS, L.P.

                                           By:  Spectrum Equity Associates, L.P.
                                                Its Sole General Partner

                                             By: /s/ William P. Collatos
                                                --------------------------
                                                General Partner

                                           SPECTRUM EQUITY ASSOCIATES, L.P.

                                             By: /s/ William P. Collatos
                                                --------------------------
                                                General Partner

                                           SPECTRUM EQUITY INVESTORS II, L.P.

                                           By:  Spectrum Equity Associates II,
                                                L.P.
                                                Its Sole General Partner

                                                By: /s/ William P. Collatos
                                                   --------------------------
                                                   General Partner

                                           SPECTRUM EQUITY ASSOCIATES II, L.P.

                                           By: /s/ William P. Collatos
                                              --------------------------
                                              General Partner


                                            /s/ Brion B. Applegate
                                           --------------------------------
                                           Brion B. Applegate


                                            /s/ William P. Collatos
                                           --------------------------------
                                           William P. Collatos


                                            /s/ Kevin J. Maroni
                                           --------------------------------
                                           Kevin J. Maroni



                              Page 11 of 11 Pages